Exhibit 10.1

SUBLEASE AGREEMENT

THIS Sublease Agreement, hereinafter referred to as "Sublease," is made and entered into by and between Franco, Inc., a California corporation, hereinafter referred to as "Sublessor," and IA Energy Corp., A Wyoming corporation, hereinafter referred to as "Sublessee."

1.       Office Space

Sublessor does hereby lease and demise unto Sublessee, and Sublessee does hereby lease from Sublessor, certain office space of Sublessor as more particularly described herein (hereafter the “Office Space”) located at 24328 Vermont Avenue, Suite 300, Harbor City, CA 90710 (the “Premises”), upon the terms and conditions hereinafter set forth.

Sublessee acknowledges that Sublessor has already leased the Premises under a lease with Jose L. Pardo, dated May 13, 2008 (the “Master Lease”).

Sublessee covenants and agrees to abide fully by the terms and conditions set forth in this Sublease, and further covenants and agrees not to cause Sublessor to be in breach of its commitments in the Master Lease, a true and correct copy of its pertinent provisions are attached hereto as Exhibit A.

2.       Use

Sublessee will use and occupy the Office Space solely for general office purposes in accordance with the use permitted under applicable zoning regulations and will comply with all present and future laws, ordinances, regulations, and orders of all agencies of the Federal and Local governments, and any other public authority having jurisdiction over the Office Space ("Laws"); provided, in no event shall Sublessee be required to make any structural alterations to the Office Space required by such Laws. Sublessee will not use nor occupy the Office Space for any unlawful purpose, nor will Sublessee use or occupy the Office Space for any activity which competes with the business of Sublessor. Sublessee further agrees that it shall use its best efforts to operate its business quietly and in such a manner as to not disrupt the business, operations, or day-to-day activities of Sublessor.

3.       Term

The term of this Sublease (the "Term") shall commence on July 1, 2017, the "Commencement Date" and shall and continue on a month-to-month basis, terminable by either Party, with or without cause, upon thirty (30) days’ written notice, or two days sooner than the expiration of the Master Lease (such date is hereafter referred to as the “Expiration Date”) unless otherwise extended or terminated in accordance with the terms hereof.

4.       Monthly Base Rent and Utilities

The Monthly Base Rent shall be $500, which amount includes an allowance for basic internet and telecommunications. Sublessee agrees to purchase and secure its own office supplies and office equipment as needed for the Office Space. Notwithstanding the foregoing, Sublessee shall be solely responsible for (i) any and all local and long distance charges attributable to Sublessee’s use of the Office Space, (ii) applicable utility usage in excess of ordinary and customary amounts, (iii) any additional Internet connectivity expenses required, and (iv) use of Sublessor’s office supplies and/or office equipment. The foregoing items shall be billed to Sublessee on a monthly basis and shall be due seven (7) days following the receipt of an invoice in connection with the same.

Security Deposit. Sublessor hereby waives the Security Deposit.

5.       Assignment and Subletting

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Sublessee will not sublease, rent, assign, or transfer this Sublease without obtaining the prior written consent of Sublessor in its sole and absolute discretion.

6.       Holding Over

In the event that Sublessee shall not surrender the Office Space on the Expiration Date, Sublessee shall, by virtue of the provisions hereof, become a Sublessee by the month at the monthly rental rate equal to One Hundred and Twenty Percent (120%) of the then Monthly Base Rent per month, payable in advance on the first day of the month.

7.       Description and Condition of Office Space; Availability

The “Office Space” shall consist of the area within the Premises containing office #__. Sublessee confirms and agrees that Sublessee is leasing the Office Space in its "as is" condition as of the date of this Sublease and that the Office Space is now in good and satisfactory order and repair. On the Expiration Date or earlier termination of this Sublease, Sublessee agrees to surrender the Office Space in the same condition as when received, ordinary wear and tear and permitted. Sublessee shall not make improvements, additions or alterations ("Alterations") in or to the Office Space or add, disturb or in any way change any plumbing or wiring in the Office Space without Sublessor's prior written consent, which consent shall not be unreasonably withheld or delayed, but which consent is expressly subject to Sublessor having received Sublessor's Landlord's consent. Sublessee agrees to maintain the interior of the Office Space in good condition and repair. Sublessee understands and acknowledges that Sublessor shall have no obligation to provide conference rooms and meeting facilities for or on behalf of Sublessee.

8.       Sublessee's Equipment

Sublessee will not install or operate in the Office Space any equipment or other machinery, other than normal and customary equipment found in a modern office. Sublessee may not install any electrical equipment that specifically requires a separate electrical circuit, without the prior written consent of the Sublessor. All articles of personal property and all business and trade fixtures, machinery and equipment and furniture owned by Sublessee or installed by Sublessee at its expense in the Office Space shall be and remain the property of Sublessee and may be removed by Sublessee at any time during the Term, subject to the terms of the Section herein entitled "Sublessor's Remedies."

9.       Events of Default

Each of the following shall constitute an "Event of Default" hereunder:

a.       Sublessee's abandonment of the Office Space,

b.       Sublessee's bankruptcy, insolvency, or third (3rd) delinquent payment in any twelve (12) month period,

c.       Sublessee's failure to perform any other term or condition contained herein and such failure is not cured within thirty (30) calendar days after written notice of such failure to Sublessee, or such longer period as may be reasonably required to cure such failure (not to exceed 60 days).

10.       Sublessor's Remedies

Upon the occurrence of any Event of Default, Sublessor may, in its sole discretion, and without any notice to Sublessee, take any one or more of the following actions:

a.       terminate this Sublease,

b.       accelerate all remaining installments due and additional rent charges,

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c.       perfect and enforce its lien against Sublessee by: terminating all services to Sublessee; immediately entering upon taking possession of the Office Space, and (so long as the peace is not breached) removing Sublessee, or any other person or persons, therefrom all without being deemed to have committed any manner of trespass.

Any such termination, refusal, cancellation, retention, entry, or ejection shall in no way prejudice any claim Sublessor may then or thereafter have against Sublessee for any charges due or other amounts, including collection and reasonable attorneys' fees incurred in connection with Sublessor's efforts to collect funds owed to it by Sublessee, or for damages for any breach of any of the terms and conditions hereof, and Sublessee does hereby agree to indemnify and hold Sublessor harmless for any loss, liability, damage, or deficiency (including reasonable attorneys' fees) arising out of, or in any way related to, any breach by Sublessee of any terms or conditions of this Sublease.

Sublessor shall in no way be liable to compensate Sublessee for any damages which Sublessee may suffer by reason of any such termination, refusal, cancellation, retention, entry, or ejection hereunder or by any other action taken by Sublessor pursuant hereto. Sublessor is not responsible for any of Sublessee's furniture or other personal property, including, but not limited to, business and financial records, and files found in the Office Space in the event Sublessor exercises its possession rights against Sublessee pursuant hereto.

d.       If Sublessee shall not remove all effects from said Office Space at termination of this Sublease, Sublessor may, at its option, remove all or part of said effects in any reasonable manner that Sublessor shall choose and store the same without liability to Sublessor for loss thereof, and Sublessee shall be liable to Sublessor for all expenses incurred in removal and storage of said effects. Upon any termination of this Sublease wherein Sublessee shall be liable in any amount to Sublessor, Sublessor shall have a lien upon the personal property and effects of Sublessee in the Office Space (except Sublessee's client files) and Sublessor may, at its option without notice, sell at private sale all or part of said property and effects (except Sublessee's client files) for such price as Sublessor may deem best and apply the proceeds of such sale against any amounts due under this Sublease from Sublessee to Sublessor, including the expenses of the removal and sale.

e.       Exercise any and all rights permitted under the law of the jurisdiction in which the Office Space is located. Sublessee hereby expressly waives any and all rights to any notice or right to cure required by such jurisdiction.

11.       Insurance

a.       Sublessee confirms and agrees that Sublessor provides no property insurance (fire, theft, etc.) for any of Sublessee's property while in the Office Space. Sublessee further confirms and agrees that Sublessor provides no liability insurance for any of Sublessee's activities in the Office Space. Sublessee also confirms and agrees that Sublessor provides no worker's compensation insurance for Sublessee or any of Sublessee's employees. Sublessee agrees to provide for such insurance and, upon written request from Sublessor, name Sublessor as "additional insured" and/or "loss payee" on such insurance, where applicable. Any such insurance shall contain an endorsement pursuant to which the respective insurance companies waive subrogation against Sublessor and Sublessor's Landlord.

b.       Sublessee agrees that Sublessor and Sublessor's Landlord shall not be liable or responsible to Sublessee, its agents, employees, or invitees, for injury or damage resulting from the acts or omissions of Sublessor, Sublessor's Landlord, or their employees; or using services from Sublessor or their invitees, or from the acts or omissions of other persons occupying any part of, or employed by, the building of which Office Space is a part, or their invitees, or for any injury or damage to persons or property caused by any person, except for such loss or damage arising from the willful or negligent misconduct of Sublessor or Sublessor's Landlord.

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12.       Attorneys' Fees

If a party to this Sublease commences a legal proceeding to enforce any of the terms of this Sublease, the prevailing party in such action shall have the right to recover reasonable attorneys' fees and costs in connection therewith.

13.       Notice, Demands

All notices or demands required or permitted by this Sublease are to be in writing and shall be deemed to have been given when made by personal service, overnight courier, or deposited in the United States mail, certified or registered, postage prepaid, and addressed to the parties at their addresses set forth below:

Sublessor's address is:	Sublessee's address is:

Franco, Inc
24328 Vermont Avenue, Suite 300
Harbor City, CA 90710
Attention:	Attention:

14.       Hold Harmless

Sublessee agrees to indemnify and hold Sublessor and Sublessor's Landlord harmless from, and against, any claim, damage, liability, or judgment of any nature or kind (including attorneys' fees) resulting from, or as a consequence of, any breach of this Sublease by Sublessee or any action or omission taken or not performed by Sublessee, including claims, damage, liability, or judgment resulting from injury to person or property arising in any way from Sublessee's use of the Office Space.

15.       Entire Agreement

Neither Sublessor nor any agent or employee of Sublessor has made any representations or promises with respect to the Office Space, or the Building, except as expressly set forth herein. This Sublease and the exhibits to this Sublease form the entire agreement between Sublessor and Sublessee.

16.       Waiver, Modification

No waiver by Sublessor of any breach of any term or condition contained in this Sublease shall operate as a waiver of such term or condition or agreement itself, or of any subsequent breach thereof. This Sublease may only be modified in writing and signed by Sublessor and Sublessee.

17.       Severability

In the event any part of this Sublease is held to be unenforceable or invalid, for any reason or cause, the balance of this Sublease shall not be affected and shall remain in full force and effect. Sublessee's indemnification obligations and Sublessee's obligations under paragraph 14 hereof shall survive the expiration of this Sublease.

18.       Governing Law

This Sublease shall be governed by, and construed in accordance with, the laws of the jurisdiction in which the Office Space is located. Sublessee hereby consents to such jurisdiction.

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19.       Counterparts

This Sublease may be executed by one or more counterparts, but all counterparts shall constitute but one and the same instrument.

20.       Subordination

Sublessee understands that this Sublease is subject and subordinate to Sublessor's lease between Sublessor and the building owner "Master Lease" and to all mortgages and deeds of trust which may now, or hereinafter, affect the building in which Office Space is a part, and Sublessee, at Sublessor's request, shall execute any requisite or appropriate document to confirm such subordination. If the Master Lease terminates for any reason prior to the end of the term of this Sublease, then this Sublease shall be subject to termination at any time at the option of Sublessor's Landlord. Sublessee agrees to comply with all the rules, regulations, and requirements of the building in which the Office Space is located and with other reasonable rules and regulations established by the Sublessor and relating to the Office Space and Sublessee's use thereof.

IN WITNESS WHEREOF, the duly authorized representatives of Sublessor and Sublessee have signed this Sublease dated this 1st day of July , 2017, intending to be bound thereby.

Sublessee:	Sublessor:

IA Energy Corp.	Franco, Inc

By: /s/ John R. Munoz	By: /s/ John R. Munoz
John R. Munoz, Chief Executive Officer	John R. Munoz, President

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